Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-203104) pertaining to the 2015 Equity Incentive Plan and 2015 Employee Stock Purchase Plan of Box, Inc.
(2)	Registration Statement (Form S-8 No. 333-201651) pertaining to the 2015 Equity Incentive Plan, 2015 Employee Stock Purchase Plan, 2011 Equity Incentive Plan, and 2006 Stock Incentive of Box, Inc.

of our reports dated March 30, 2016, with respect to the consolidated financial statements of Box, Inc. and the effectiveness of internal control over financial reporting of Box, Inc. included in this Annual Report (Form 10-K) of Box, Inc. for the year ended January 31, 2016.

/s/ Ernst & Young LLP

San Francisco, California

March 30, 2016